EXHIBIT 3

                                                        CONTACT:  Ross M. Patten
                                                                   CEO, Chairman
                                                                  (713) 369-1700
                                          FOR IMMEDIATE RELEASE:  April 27, 1999


                     SYNAGRO ANNOUNCES FOUR ACQUISITIONS


HOUSTON, TEXAS, April 27, 1999 --- Synagro Technologies, Inc. (NASDAQ SmallCap:
SYGR), the leading national organic residuals management company, today announced that it has completed the acquisitions of Vital-Cycle, Inc., Anti-Pollution Associates, Inc., D&D Pumping, Inc., and the biosolids business of Pro Lime, Inc. These acquisitions will add approximately $3.4 million in annual revenues to Synagro's current operations.

Vital-Cycle is a national marketer of heat dried biosolids to the fertilizer industry. Currently, Vital-Cycle markets more than 50,000 dry tons of biosolids pellets produced annually by the cities of Houston, Tampa, and Waco. Rich Kendall, President of Vital-Cycle, will continue to manage the business. Other terms of the transaction were not disclosed. "With the addition of Vital-Cycle to the Synagro family, we have strengthened our position in Houston, one of our largest markets, and added additional capabilities that we can provide our customers nationally," said Ross M. Patten, Synagro's Chairman and Chief Executive Officer.

In addition to Vital-Cycle, Synagro has acquired two companies located in the Florida Keys, Anti-Pollution Associates, Inc. and D&D Pumping, Inc. Anti-Pollution's core business is the operation and maintenance of small wastewater treatment plants and lift stations. D&D Pumping hauls the residuals produced at these plants to transfer stations. Mr. Patten noted that "these two companies further our Florida Keys strategy of offering a complete suite of services to our existing customers." Don and Denise Evans will continue to manage both businesses. Other terms of these transactions were not disclosed.

Synagro also announced that it has acquired the biosolids business of Pro Lime, Inc. This business has been tucked into Synagro's existing Michigan operations. "Strategic acquisitions such as this will improve our operating margins and enhance our regional presence," stated Mr. Patten. Terms of this transaction were not disclosed.

In an unrelated statement, Synagro announced that it has amended its Annual Report on Form 10-K for the year ended December 31, 1997 and its Quarterly Reports on Form 10-Q for the quarterly periods in 1998. In addition to enhancing the financial section and other disclosures, the Company adjusted its annual goodwill amortization by approximately $97,000, resulting in net income being reduced by $97,000 and net income per share being reduced by $.01. The restatement related to one

                              Exhibit 3 - Page 1
of the Company's subsidiaries that was acquired in 1992 and had no impact on cash flow. The Company indicated that the adjustment and the reporting enhancements were incorporated into the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

Synagro is the fastest growing company focused exclusively on organic residuals management services, and has operations located throughout the country. In addition to pursuing acquisitions in key markets, the company is positioning itself as the national provider of biosolids services to municipalities and wastewater privatization projects throughout North America.

This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, (1) the ability to find, timely close, and integrate acquisitions, (2) changes in accounting practices and treatment for acquisitions, (3) unseasonable weather, (4) changes in government regulations, and (5) the ability to access debt and equity financing when needed. Other factors are discussed in the Company's periodic filings with the Securities and Exchange Commission.

                              Exhibit 3 - Page 2